Exhibit 4.3
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Following is a brief description of the common stock, par value $0.01 per share, of Arconic Corporation (“Arconic”), which is the only security of Arconic registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The following description of Arconic’s common stock is not, and does not purport to be, complete.  It is subject to, and qualified in its entirety by reference to, Arconic’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and Arconic’s Amended and Restated Bylaws (“Bylaws”), each of which is incorporated by reference as an exhibit to Arconic’s Annual Report on Form 10-K of which this exhibit is also a part, and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). Please review the Certificate of Incorporation and Bylaws and the applicable provisions of the DGCL for additional information. The following also summarizes certain relevant provisions of the DGCL. Since the terms of the DGCL are more detailed than the general information provided below, you should read the actual provisions of the DGCL for complete information.

General

Arconic’s authorized capital stock consists of 150,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

The transfer agent and registrar for Arconic’s common stock is Computershare. Our common stock is listed on the New York Stock Exchange under the symbol “ARNC.”

Dividend Rights

Holders of Arconic common stock are entitled to receive dividends as declared by Arconic’s Board of Directors (the “Board”). However, no dividend will be declared or paid on Arconic common stock until Arconic has paid (or declared and set aside funds for payment of) all dividends that have accrued on all classes of outstanding preferred stock, if any.

Voting Rights

Holders of Arconic common stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Our common stock does not have cumulative voting rights.

Liquidation Rights

Upon any liquidation, dissolution or winding up of Arconic, whether voluntary or involuntary, after payments to creditors and holders of preferred stock of amounts to which they are then entitled under the terms of any classes or series of preferred stock and Arconic’s Certificate of Incorporation, plus any accrued dividends, Arconic’s remaining assets will be divided among holders of Arconic common stock. Under the Certificate of Incorporation, the consolidation or merger of Arconic with or into any other corporation or corporations or share exchange or division involving Arconic in pursuance of applicable statutes providing for the consolidation, merger, share exchange or division shall not be deemed a liquidation, dissolution or winding up of Arconic.

Preemptive or Other Subscription Rights

Holders of Arconic common stock do not have any preemptive right to subscribe for any securities of Arconic.

Conversion and Other Rights

No conversion, redemption or sinking fund provisions apply to Arconic common stock, and Arconic common stock is not liable to further call or assessment by Arconic.

Limitation of Liability

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting, with exceptions, the monetary liability of a director to the corporation or its stockholders for breach of the director’s fiduciary duties. Arconic’s Certificate of Incorporation includes provisions that eliminate the liability of directors to Arconic and its stockholders for monetary damages for a breach of fiduciary duties as directors to the fullest extent permitted by Delaware law. Under Delaware law, such a provision may not eliminate or limit a director’s monetary liability for: (i) breaches of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; (iii) the payment of unlawful dividends or stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit.

Certain Statutory and Charter Provisions

Certain provisions of Delaware law and Arconic’s Certificate of Incorporation and Bylaws may have certain anti-takeover effects and may delay, defer or prevent a change in control of Arconic:

Business Combinations with Interested Stockholders

Under Section 203 of the DGCL, a Delaware corporation is generally prohibited from engaging in a “business combination” with an “interested stockholder” for three years following the time that such person or entity becomes an interested stockholder, unless (i) prior to the time that such stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares (A) owned by persons who are directors and also officers and (B) in employee stock plans in which employee participants do not have the right to determine confidentially whether shares subject to the plan will be tendered in a tender or exchange offer, or (iii) at or following the time that such stockholder become an interested stockholder, the board of directors and two-thirds of the shares (other than owned by the interested stockholder) approve the transaction. A corporation may “opt out” of Section 203 of the DGCL in its certificate of incorporation. Arconic has not “opted out” of, and is subject to, Section 203 of the DGCL.

Potential Issuances of Preferred Stock

Arconic’s Certificate of Incorporation provides that the Board may authorize the issuance of up to 10,000,000 shares of preferred stock, from time to time, and in general may fix the designations, powers, rights, preferences, qualifications, limitations and restrictions thereof.
Advance Notice Requirements for Stockholder Proposals
    Arconic’s Bylaws contains provisions that establish advance notice requirements for stockholders to nominate candidates for election as directors or present other business for consideration at meetings of stockholders.

Proxy Access Nominations

    Arconic’s Bylaws permit an eligible stockholder or group of up to 20 stockholders who have owned 3% or more of Arconic’s common stock for at least three years to nominate and include in Arconic’s proxy statement director candidates to occupy up to the greater of two directors or 20% of the Board, provided that the stockholder has satisfied the notice and other requirements specified in the Bylaws.

Stockholder Action by Written Consent

    Arconic’s Bylaws provide that, subject to the rights of the holders of any series of preferred stock with respect to such series of preferred stock, any action required or permitted to be taken by the stockholders of Arconic at an annual or special meeting of stockholders of the corporation, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of stock of Arconic having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the corporation entitled to vote thereon were present and voted.

Exclusive Forum

Arconic’s Certificate of Incorporation provides that the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Arconic, (ii) any action asserting a claim regarding a breach of a fiduciary duty owed by any current or former director or officer or other employee of Arconic to the corporation or its stockholders, (iii) any action asserting a claim against Arconic or any current or former director or officer or other employee of Arconic arising pursuant to any provision of the DGCL or Arconic’s Certificate of Incorporation or Bylaws, (iv) any action asserting a claim regarding Arconic that is governed by the internal affairs doctrine, or (v) any action asserting an “internal corporate claim” pursuant to Section 115 of the DGCL, will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware). This exclusive forum provision is intended to apply to claims arising under Delaware state law and would not apply to claims brought pursuant to the Exchange Act or Securities Act of 1933, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

The above provisions of Delaware law and Arconic’s Certificate of Incorporation and Bylaws may have certain anti-takeover effects.
3